Exhibit 10.1

July 18, 2017

VIA ELECTRONIC MAIL

David G. Lowe

Re:	Terms of Resignation

Dear David:

This letter confirms the agreement (“Agreement”) between you and Aeglea Development Company, Inc. and its parent company Aeglea BioTherapeutics, Inc. (together, the “Company”) concerning the terms of your resignation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.

1.Resignation Date:  July 18, 2017 is your last day of employment with the Company (the “Resignation Date”).

2.Resignation From Director and Employment Positions:  By your signature below, you acknowledge that, effective as of the Resignation Date, you will have resigned as the Chief Executive Officer of the Company and from any and all other officer and employment positions in the Company.  Further, on the Resignation Date, pursuant to Section 5(c) of your Executive Employment Agreement with the Company dated July 7, 2015 (the “Employment Agreement,” attached hereto as Exhibit A) and as a condition of entering into this Agreement, you agree to resign from the Company’s Board of Directors (the “Board”) (and all committees thereof) by executing and delivering to the Company a signed copy of the resignation letter attached hereto as Exhibit B.

3.Payment of Final Wages:  No later than July 24, 2017, the Company will provide you a final paycheck for all wages, salary, bonuses, commissions, reimbursable expenses, and any similar payments due you from the Company as of the Resignation Date.  By signing below, you acknowledge that, upon receipt of your final paycheck, the Company will not owe you any other amounts, other than as set forth in Section 4 of this Agreement.

4.Separation Compensation:  In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to treat your resignation as a Qualifying Termination, as defined in the CEO Severance Agreement between you and the Company dated July 7, 2015 (the “Severance Agreement,” attached hereto as Exhibit C) and provide you with the following:

a.Severance:  The Company will pay you severance subject to Section 2(a) of the Severance Agreement, pursuant to the terms and conditions therein.  “Separation” means a separation from service as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended.  The parties intend and agree that the level of services to be provided under the Consulting Agreement shall not exceed 20% of your past service, consistent with Treasury Regulation 1.409A-1(h)(1), such that the Resignation Date shall be a Separation under this Agreement.

b.COBRA:  The Company will provide you with COBRA benefits subject to Section 2(b) of the Severance Agreement, pursuant to the terms and conditions therein.

c.Consulting Agreement:  Immediately following the Effective Date, as defined below, the Company agrees to engage you as a consultant on the terms set forth in the Consulting Agreement attached hereto as Exhibit D until December 31, 2017.

By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement, that the separation compensation fully satisfies any obligation by the Company to you under the Employment Agreement and the Severance Agreement and you will no longer have any right to compensation under either the Employment Agreement or the Severance Agreement, and that you would not otherwise be entitled to any other separation compensation.

5.Resignation Announcement.  On July 20, 2017, the Company will make a public announcement of your resignation in a form to be agreed upon between you and the Company.

6.Return of Company Property:  You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

7.Confidential Information; Non-Competition:  You hereby acknowledge that you are bound by Sections 10 through 13 of the Employment Agreement (Exhibit A) regarding confidentiality, invention assignment, non-competition, and non-solicitation, and that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in the Employment Agreement), that you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone.  You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof. You further acknowledge that you will abide by your duties regarding non-competition and non-solicitation, as described in Section 12 of the Employment Agreement.

8.Equity:  You currently beneficially own the following securities of the Company:

a.Common Stock.  71,030 shares of the Company’s Common Stock, of which (i) 61,904 shares were issued to you in connection with the 10.5-to-1 reverse stock split (the “Split”) of the Company’s capital stock on March 28, 2016, (ii) 2,000 shares purchased by you pursuant to the Company’s 2016 Employee Stock Purchase Plan on February 15, 2017, (iii) 1,468 shares purchased by you pursuant to the Company’s 2016 Employee Stock Purchase Plan on August 15, 2016, and (iv) 5,658 shares of common stock issued to the Lowe Family Trust dated December 11, 1991 (the “Lowe Family Trust”) pursuant to the conversion of 2,857 shares of the Company’s Series A Preferred Stock and 2,801 shares of the Company’s Series B Preferred Stock held by the Lowe Family Trust in connection with the Company’s initial public offering.

b.Restricted Stock:  144,477 shares of the Company’s Common Stock (the “Restricted Stock”), which are restricted pursuant to that certain Stock Restriction Agreement dated March 10, 2015 between the Company and you (the “SRA”).  As of the Resignation Date, 15,354 shares of the Restricted Stock will be unvested (the “Unvested Restricted Shares”) and are subject to the Company’s Repurchase Option (as defined in the SRA) under the SRA, and 129,123 shares of the Restricted Stock will be vested (the “Vested Restricted Shares”) and not subject to the Company’s Repurchase Option.  The Unvested Restricted Shares will continue to vest until the end of your Consulting Agreement with the Company.  Pursuant to the SRA, the Company will exercise its Repurchase Option to repurchase all of the Unvested Restricted Shares, if any, following the consulting term.  In accordance with the SRA, the repurchase price for the Unvested Restricted Shares is $0.00105 per share, your original purchase price per share for the Restricted Stock as adjusted to reflect the Split.  Following the Company’s repurchase of Unvested Restricted Shares, if any described in this Section 8, you will no longer own or have any other stockholder rights with respect to those repurchased shares.

c.Stock Options:  Options to purchase an aggregate of 570,580 shares of the Company’s Common Stock (the “Options”) pursuant to your Stock Option Agreements with the Company dated March 10, 2015, April 1, 2015, May 17, 2016, and March 20, 2017 issued under the Company’s 2015 Equity Incentive Plan and 2016 Equity Incentive Plan (hereafter collectively referred to as the “Stock Option Agreements”).  As of the date of this Agreement, the Options have vested as to 212,926 shares (the “Vested Shares”) and remain unvested as to 357,654 shares (the “Unvested Shares”), all of which are unexercised.  The Unvested Shares will continue to vest until the end of your Consulting Agreement with the Company and you acknowledge and agree that as of the date three (3) months and one (1) day following the Resignation Date that your Options will cease to qualify as incentive stock options and instead will be treated as non-qualified stock options, and that you, and not the Company, will be responsible for any related tax consequences applicable to you.  Your rights concerning the Options will continue to be governed by the Stock Option Agreements.  Per the Stock Option Agreements, you will have three (3) months following the termination of the consulting arrangement to exercise the unexercised Vested Shares, and those unexercised Unvested Shares that vest during the term of the Consultancy Agreement.  After the date the Options expire without having been exercised, you will no longer have a right to exercise the Options as to any shares.  The SRA and the Stock Option Agreements are collectively referred to as the “Equity Agreements.”

9.General Release and Waiver of Claims:

a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company, including pursuant to the Employment Agreement and the Severance Agreement.  To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under the Employment Agreement and the Severance Agreement, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, including pursuant to the Employment Agreement and/or the Severance Agreement, claims under Title VII of the 1964 Civil Rights Act, as amended, the Texas Commission on Human Rights Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b.You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee.  With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.

c.You and the Company do not intend to release: (i) any claims that you may not release as a matter of law; (ii) claims for indemnification, including pursuant to the Indemnification Agreement between you and the Company dated March 10, 2015 (attached hereto as Exhibit E); (iii) any benefit entitlements vested as of the Resignation Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company, or (iv) any claims for enforcement of this Agreement.  To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

10.Covenant Not to Sue:

a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b.Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

11.Protected Rights:  You understand that nothing in Sections 9 and 10 above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”).  You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

12.Nondisparagement:  The parties agree to continue to be bound by the terms and obligations under Section 12(d) of the Employment Agreement.

13.Arbitration:  Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Travis County, Texas, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement.  Any arbitration may be initiated by a written demand to the other party.  The arbitrator's decision shall be final, binding, and conclusive.  The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law.  The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

14.Attorneys’ Fees:  If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

15.No Admission of Liability:  This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.  This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.

16.Complete and Voluntary Agreement:  This Agreement, together with Exhibits A-E hereto and the Equity Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter.  You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

17.Severability:  The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable.  Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

18.Modification; Counterparts; Facsimile/PDF Signatures:  It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

19.Section 409A.  The parties agree that the payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company do not constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)  To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent.  To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Otherwise, payments pursuant to this Agreement (or referenced in this Agreement) will be treated as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations and each payment under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

20.Review of Separation Agreement:  You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Review Period”) and, by signing below, affirm that you were advised to consult with an attorney prior to signing this agreement.  You also understand you may revoke this Agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to Section 4 will be provided only at the end of that seven (7) day revocation period.

21.Effective Date; Expiration Date:  This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).  This offer of separation benefits will automatically expire if not accepted by you by the end of the Review Period.

22.Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

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If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me.  I wish you the best in your future endeavors.

Sincerely,

Aeglea BioTherapeutics, Inc.

By:	/s/ Armen B. Shanafelt
Armen B. Shanafelt, Director

READ, UNDERSTOOD AND AGREED

/s/ David G. Lowe	Date:	7/19/17
David G. Lowe

32036/00090/FW/9669509

EXHIBIT A

EMPLOYMENT AGREEMENT

EXHIBIT B

RESIGNATION LETTER

July 18, 2017

Aeglea BioTherapeutics, Inc.

Re:Resignation

To the Board of Directors:

Effective as of the date written above, I hereby voluntarily resign (i) as a member of the Board of Directors (the “Board”) of Aeglea BioTherapeutics, Inc. (together with its subsidiaries, the “Company”) and as a member of each committee of the Board on which I may serve and (ii) from any and all officer and employment positions of the Company, including without limitation as the Chief Executive Officer of the Company.

Sincerely,

s/ David G. Lowe
David G. Lowe

EXHIBIT C

SEVERANCE AGREEMENT

EXHIBIT D

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of July 19, 2017 (the “Effective Date”), between Aeglea BioTherapeutics, Inc., a Delaware corporation having its principal place of business at 901 S. MoPac Expressway, Barton Oaks Plaza One, Suite 250, Austin, TX 78746 (“Company”), and David G. Lowe, an individual whose address is _________________________________ (“Consultant”).

Company and Consultant desire to have Consultant perform services for Company, subject to and in accordance with the terms and conditions of this Agreement.

THEREFORE, the parties agree as follows:

1.

1.SERVICES

1.1Statement of Work.  Company and Consultant have executed (or will execute) a statement of work, substantially in the form attached hereto as Exhibit 1, that describes the specific services to be performed by Consultant (as executed, a “Statement of Work”).  The Statement of Work will expressly refer to this Agreement, will form part of this Agreement, and will be subject to the terms and conditions contained herein.  The Statement of Work may be amended only by written agreement of the parties.

1.2Performance of Services.  Consultant will perform the services described in the Statement of Work (the “Services”) in accordance with the terms and conditions set forth in such Statement of Work and this Agreement.

1.3Delivery.  Consultant will deliver to Company the deliverables, designs, modules, software, products, documentation and other materials specified in the Statement of Work (individually or collectively, “Deliverables”) in accordance with the delivery schedule and other terms and conditions set forth in the Statement of Work.

2.PAYMENT

2.1Compensation.  As Consultant’s sole compensation for the performance of Services,

Company will pay Consultant the compensation specified in the Statement of Work in accordance with the terms set forth therein.  Without limiting the generality of the foregoing, Consultant acknowledges and agrees that, if specified in the Statement of Work, Company’s payment obligation will be expressly subject to Consultant’s completion or achievement of certain milestones to Company’s reasonable satisfaction.

2.2Expenses.  Unless otherwise provided in the Statement of Work, Company will not reimburse Consultant for any expenses incurred by Consultant in connection with performing Services.

3.RELATIONSHIP OF THE PARTIES

3.1Independent Contractor.  Consultant is an independent contractor and nothing in this Agreement will be construed as establishing an employment or agency relationship between Company and Consultant.  Consultant has no authority to bind Company by contract or otherwise.  Consultant will perform Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law.

3.2Taxes and Employee Benefits.  Consultant will report to all applicable government agencies as income all compensation received by Consultant pursuant to this Agreement required to be reported by Consultant.  Consultant will be solely responsible for payment of all taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency required to be paid by Consultant.  Consultant will not be entitled to any benefits paid or made available by Company to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits.

3.3Liability Insurance.  Consultant acknowledges that Company will not carry any liability insurance on behalf of Consultant.  Consultant will maintain in force adequate liability insurance to protect Consultant from claims of personal injury (or death) or tangible or intangible property damage (including loss of use) that arise out of any act or omission of Consultant.

4.OWNERSHIP

4.1Disclosure of Work Product.  Consultant will, as an integral part of the performance of Services, disclose in writing to Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, specifications, biological or chemical specimens or samples, hardware, circuits, computer programs, databases, user interfaces, encoding techniques, and other materials of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services, or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Consultant Work Product”).  Consultant Work Product includes without limitation any Deliverables that Consultant delivers to Company pursuant to Section 1.3.

4.2Ownership of Consultant Work Product.  Consultant and Company agree that, to the fullest extent permitted by applicable law, each item of Consultant Work Product will be a work made for hire owned exclusively by Company.  Consultant agrees that, regardless of whether an item of Consultant Work Product is a work made for hire, all Consultant Work Product will be the sole and exclusive property of Company.  Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Consultant Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein.  At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects, and will execute documents, and will take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Consultant Work Product.  Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.

4.3Moral Rights.  To the fullest extent permitted by applicable law, Consultant also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Consultant Work Product, during and after the term of this Agreement.  “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right as called or generally referred to as a “moral right.”

4.4Related Rights.  To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Company of the rights assigned to Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.

5.CONFIDENTIAL INFORMATION

For purposes of this Agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding Company and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Consultant or to which Consultant has access in connection with performing Services; (ii) the Consultant Work Product; and (iii) the terms and conditions of this Agreement.  Confidential Information will not include any information that: (a) is or becomes part of the public domain through no fault of Consultant; (b) was rightfully in Consultant’s possession at the time of disclosure, without restriction as to use or disclosure; or (c) Consultant rightfully receives from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure.  At all times, both during Consultant’s engagement by Company as an independent contractor and after its termination, and to the fullest extent permitted by law, Consultant agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing Services, and not to disclose it to others.  Consultant further agrees to take all actions reasonably necessary to protect the confidentiality of all Confidential Information.  Nothing in this Section 5 or otherwise in this Agreement shall limit or restrict in any way Consultant’s immunity from liability for disclosing Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit 2.

6.WARRANTIES

6.1No Pre-existing Obligations.  Consultant represents and warrants that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder Consultant’s performance of its obligations under this Agreement.

6.2Performance Standard.  Consultant represents and warrants that Services will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform Services.

6.3Non-infringement.  Consultant represents and warrants that the Consultant Work Product will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any Intellectual Property Rights or any rights of privacy or rights of publicity, except to the extent any portion of the Consultant Work Product is created, developed or supplied by Company or by a third party on behalf of Company.

6.4Competitive Activities.  During the term of this Agreement, Consultant will not, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive with the types and kinds of business being conducted by Company.

6.5Non-Solicitation of Personnel.  During the term of this Agreement, Consultant will not directly or indirectly solicit the services of any Company employee or consultant for Consultant’s own benefit or for the benefit of any other person or entity.

7.TERM AND TERMINATION

7.1Term.  This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect for as long as Consultant is performing Services pursuant to the Statement of Work.

7.2Termination for Breach.  Either party may terminate this Agreement (including the Statement of Work) if the other party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days following written notice thereof from the non-breaching party.

7.3Effect of Termination.  Upon the expiration or termination of this Agreement for any reason: (i) Consultant will promptly deliver to Company all Consultant Work Product, including all work in progress on any Consultant Work Product not previously delivered to Company, if any; (ii) Consultant will promptly deliver to Company all Confidential Information in Consultant’s possession or control; and (iii) Company will pay Consultant any accrued but unpaid compensation due and payable to Consultant pursuant to Section 2.

7.4Survival.  The rights and obligations of the parties under Sections 2, 3.2, 3.3, 4, 5, 6.3, 6.5,  7.4, 7.5, and 8 will survive the expiration or termination of this Agreement.

8.GENERAL

8.1Assignment.  Consultant may not assign or transfer this Agreement, in whole or in part, without Company’s express prior written consent.  Any attempt to assign this Agreement, without such consent, will be void.  Subject to the foregoing, this Agreement will bind and benefit the parties and their respective successors and assigns.

8.2No Election of Remedies.  Except as expressly set forth in this Agreement, the exercise by Company of any of its remedies under this Agreement will not be deemed an election of remedies and will be without prejudice to its other remedies under this Agreement or available at law or in equity or otherwise.

8.3Equitable Remedies.  Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement at law or otherwise.

8.4Attorneys’ Fees.  If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

8.5Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Texas, excluding its body of law controlling conflict of laws.  Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the Western District of Texas and the parties irrevocably consent to the personal jurisdiction and venue therein.

8.6Severability.  If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

8.7Waiver.  The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

8.8Notices.  All notices required or permitted under this Agreement will be in writing, will reference this Agreement, and will be deemed given: (i) when delivered personally; (ii) one (1) business day after deposit with a nationally-recognized express courier, with written confirmation of receipt; or (iii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid.  All such notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other party in accordance with this Section.

8.9Entire Agreement.  This Agreement, together with the Statement of Work, constitutes the complete and exclusive understanding and agreement of the parties with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, with respect to its subject matter.  In the event of a conflict, the terms and conditions of the Statement of Work will take precedence over the terms and conditions of this Agreement.  Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

8.10Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:		CONSULTANT:

By:	/s/ Charles N. York II	By:	/s/ David G. Lowe
Name:	Charles N. York II	Name:	David G. Lowe, PhD
Title:	CFO	Title:	Consultant
Date:	7/19/2017	Date:	7/19/2017

EXHIBIT 1

STATEMENT OF WORK

This Statement of Work is issued under and subject to all of the terms and conditions of the Consulting Agreement dated as of July 19, 2017, between Aeglea BioTherapeutics, Inc. (“Company”) and David G. Lowe (“Consultant”).

1.	Description of Services:

- Executive transitional assistance on an as-needed basis.

2.	Term:
a.

Start Date: The Effective Date of the July 18, 2017 Terms of Resignation Agreement between Company and Consultant (to which this Consulting Agreement is attached as Exhibit D) (the “Terms of Resignation Agreement”).

b.	End Date: December 31, 2017.
3.	Compensation:
a.	Continued monthly vesting of Consultant’s Unvested Restricted Shares (as defined in Section 8(b) of the Terms of Resignation Agreement).
b.	Continued monthly vesting of Consultant’s Unvested Shares (as defined in Section 8(c) of the Terms of Resignation Agreement).

AGREED AS OF July 19, 2017

COMPANY:		CONSULTANT:

By:	/s/ Charles N. York II	By:	/s/ David G. Lowe
Name:	Charles N. York II	Name:	David G. Lowe, PhD
Title:	CFO	Title:	Consultant
Date:	7/19/2017	Date:	7/19/2017

EXHIBIT 2

DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:

18 U.S. Code Section 1833 provides as follows:

Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing.  An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Use of Trade Secret Information in Anti-Retaliation Lawsuit.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

EXHIBIT E

INDEMNIFICATION AGREEMENT